Exhibit 15.3

Our ref	DLK/667469-000001/6859771v2
Direct tel	+852 2971 3006
E-mail	derrick.kan@maplesandcalder.com

Renren Inc.

1/F, North Wing

18 Jiuxianqiao Middle Road

Chaoyang District, Beijing 100016

People’s Republic of China

29 April 2014

Dear Sir

Re: Renren Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to Renren Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2013.

We hereby consent to the reference of our name under the heading “Item 10E Taxation” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder
Maples and Calder